Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-130251

PROSPECTUS SUPPLEMENT NO. 8
DATED APRIL 25, 2007
(To Prospectus Dated August 7, 2006)

LIQUIDMETAL TECHNOLOGIES, INC.

11,614,322 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 7, 2006, of Liquidmetal Technologies, Inc., as supplemented by Supplement #1, dated August 9, 2006, Supplement #2, dated August 16, 2006, Supplement #3, dated October 12, 2006, Supplement #4, dated October 24, 2006, Supplement #5, dated November 14, 2006, Supplement #6 dated January 4, 2007, and Supplement #7 dated March 16, 2007.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplements #1, #2, #3, #4, #5, #6 and #7 thereto.  The Prospectus relates to the public sale, from time to time, of up to 11,614,322 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplements #1, #2, #3, #4, #5, #6 and #7.

This prospectus supplement includes the attached Current Report on Form 8-K, as filed by us with the Securities and Exchange Commission on April 25, 2007.

We may amend or supplement the Prospectus, as supplemented, from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus, as previously supplemented) is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 25, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2007

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31332	33-0264467
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

25800 Commercentre Dr., Suite 100
Lake Forest, CA  92630

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 206-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01                                             Entry Into a Material Definitive Agreement.

On January 3, 2007, Liquidmetal Technologies, Inc. (the “Company”) completed a private placement (the “Private Placement”) of $14.8 million in aggregate principal amount of Convertible Subordinated Notes due January 3, 2010 (the “Notes”).  The Notes were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, among the Company and the purchasers of the Notes (the “Securities Purchase Agreement”).  The Notes are convertible into shares of the Company’s common stock, subject to the terms and conditions of the Notes and the Securities Purchase Agreement.

Under the Securities Purchase Agreement, the Company agreed to satisfy, within five (5) days after the closing of the Private Placement (on or before January 8, 2007), through either repayment or conversion, approximately $15.5 million of the Company’s outstanding debt under previously issued promissory notes (including the Company’s previously issued 7% Senior Secured Convertible Notes Due August 2007 (the “7% Senior Notes”)).  The Company originally agreed to this covenant (the “Debt Satisfaction Covenant”) based on assurances that a substantial number of holders of the 7% Senior Notes would elect to convert their 7% Senior Notes at a reduced conversion price following the Private Placement under a note conversion agreement proposed by the Company.  However, most of such holders elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, the Company has not yet repaid the indebtedness as required by the Securities Purchase Agreement and therefore became in breach of the Notes.

In response to the foregoing, on April 23, 2007, the Company and the purchasers of the Notes entered into an Amendment No. 1 to the Securities Purchase Agreement.  The Amendment No. 1 provides for the following:

•              The Company will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Repayment Covenant.

•              The schedule of investors in the Private Placement was finalized to show that a total of $16.3 million in principal amount of Notes was ultimately issued in the Private Placement.

•              The conversion price of the Notes was decreased from $1.55 to $1.10, the warrant exercise price for the warrants issued in the Private Placement was decreased from $1.93 to $1.55, and the number of shares subject to such warrants issued in the Private Placement was increased to equal 50% of the principal amount of Notes purchased divided by 1.10.

•              The purchasers of the Notes will have the right to require the Company to redeem the Notes early in the event that the Company sells its Liquidmetal Coatings business unit, sells its manufacturing facility in South Korea, and/or engages in debt or equity financing, provided that the foregoing transactions result in aggregate cumulative proceeds of $25,000,000.

2

•              The purchasers of the Notes consented to the Company granting a security interest in its South Korean manufacturing plant to purchasers of convertible notes in a subsequent offering, provided a pari passu security interest is granted to the purchasers of the Notes.

As required by the Securities Purchase Agreement, Amendment No. 1 was executed by the holders of more than fifty percent (50%) of the outstanding principal amount of the Notes.

Item 2.04                                             Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 22, 2007, one of the purchasers of the Notes (holding Notes in the aggregate amount of $2.0 million) sent an event of default notice (“Event of Default Notice”) to the Company indicating that the Company had defaulted under the Securities Purchase Agreement (and therefore under the Note) by failing to comply with the Debt Satisfaction Covenant.  This holder did not execute Amendment No. 1.  In general, upon a breach of the Notes or Securities Purchase Agreement, a holder of the Notes may require the Company to redeem the Notes at a price equal to the greater of (i) the conversion amount to be redeemed and (ii) the product of (A) the conversion rate with respect to such conversion amount in effect at such time as the purchaser of the Note delivers an Event of Default Redemption Notice (as defined below) and (B) the closing sale price of the Company’s common stock on the date immediately preceding such event of default.  Under the terms of the Notes and Securities Purchase Agreement, the Company has ten (10) business days after the receipt of an Event of Default Notice to cure a default.  On April 6, 2007, the holder which sent the Event of Default Notice further sent to the Company an event of default redemption notice (“Event of Default Redemption Notice”).  The Event of Default Redemption Notice states that the holder has elected to require the Company to redeem its Note for a price equal to $2,000,000 (the amount of the Note) plus accrued and unpaid interest.  On April 16, 2007, the Company was served with a complaint filed by the holder in the Federal District Court in Minnesota to collect this amount.  Although the Company believes that, as a result of Amendment No. 1, the Company may not be obligated to redeem the holder’s Note because the Company is now in compliance with the Debt Satisfaction Covenant, a court of law may conclude otherwise, and the Company is therefore currently working to resolve this matter.

Item 9.01.              Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

3

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Larry E. Buffington
Larry E. Buffington
President and Chief Executive Officer

Date: April 26, 2007

4

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 1 to Securities Purchase Agreement, dated as of April 23, 2007, among Liquidmetal Technologies, Inc. and the noteholders party thereto.

5

Exhibit 10.1

AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT
AND CONVERTIBLE SUBORDINATED NOTES

THIS AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT AND CONVERTIBLE SUBORDINATED NOTES (this “Amendment”), dated as of April 23, 2007, amends (i) that certain Securities Purchase Agreement, dated January 3, 2007 (the “Purchase Agreement”), among Liquidmetal Technologies, Inc., a Delaware corporation (the “Company”), and the investors listed on the Schedule of Buyers attached thereto (individually, a “Buyer” and collectively, the “Buyers”), and (ii) the Convertible Subordinated Notes, dated January 3, 2007, issued to the Buyers pursuant to the Purchase Agreement (the “Notes”).

WHEREAS:

A.            On January 3, 2007, pursuant to the Purchase Agreement, the Company completed a private placement (the “Private Placement”) of the Notes and warrants to purchase shares of the Company’s common stock (the “Warrants”).

B.            The parties to this Amendment desire to hereby amend the Purchase Agreement and Notes to, among other things, modify certain covenants and extend certain additional rights and benefits to the Buyers.

C.            As required by Section 9(e) of the Purchase Agreement and Section 17 of the Notes, the Buyers who have executed this Amendment represent more than one-half of the aggregate principal amount of the Notes.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1.             Section 4(i) of the Purchase Agreement is hereby amended by deleting said section in its entirety and replacing it with the following:

“(i)          Debt Repayment.  The Company will, on or before October 1, 2007 (or such earlier date on which such indebtedness is due), pay off all of its indebtedness in existence as of January 3, 2007, other than the indebtedness set forth on Schedule 4(i) and other than trade debt, capital leases, and equipment financing incurred in the ordinary course of business.”

2.             The Schedule of Buyers attached to the Purchase Agreement is hereby amended by deleting such schedule in its entirety and replacing it with the Schedule attached hereto as Exhibit A.

3.             In consideration of the provisions set forth in Sections 1 and 2 of this Amendment, the Company hereby agrees to amend each Note as follows, with such amendment being effective as of the date of this Amendment:

a.             In Section 3(b)(ii) of the Note, the initial Conversion Price (as defined in the Note)  is changed to $1.10.

b.             The following paragraph is hereby added to each Note as new Section (1)(d):

“(d)         Within two (2) trading days after the closing of one or more Qualified Transactions resulting in $25,000,000 (Twenty Five Million Dollars) in aggregate proceeds after transaction expenses and placement agent or broker commissions or fees, the Company will notify the Holder of said closing (a “Transaction Notice”).  Upon the closing of the Qualified Transaction, the Holder may elect to have all or part of the outstanding principal amount of this Note and all accrued but unpaid interest thereunder redeemed within five (5) Trading Days of the Company’s receipt of written notice of the Holder’s election to effect such redemption.  In order to elect such redemption, the Holder must deliver written notice of redemption to the Company within twenty (20) Trading Days after its receipt of the Transaction Notice, and such written notice must be accompanied by the surrender of the originally executed Note, which must be marked “cancelled” (provided that in lieu of surrendering the Notes (if not fully redeemed), the Holder may deliver a certification to the Company affirming that the requisite principal amount of Notes is being forfeited as a result of such redemption, in which case the change in the Notes will be noted by book entry by the Company).  For purposes hereof, the term “Qualified Transactions” means (A) the sale of all or a significant portion of the assets of the Company’s Liquidmetal Coatings business unit (whether by merger, asset sale, or stock sale), other than sales in the ordinary course of business, and/or (B) the sale of Liquidmetal Korea’s manufacturing facility in Pyong-Taek, Republic of Korea and that the appropriate authorities or banks in the Republic of Korea approve the transfer of such proceeds from Liquidmetal Korea to the Company and/or (C) the raising of capital in a debt or equity offering after the date hereof (subject to any restrictions or limitations thereon set forth in the Purchase Agreement or the Notes).

4.             In consideration of the provisions set forth in Sections 1 and 2 of this Amendment, the Company also hereby agrees to amend each Warrant as follows:  In the first paragraph of the Warrant, the Exercise Price (as defined in the Warrant) is changed to $1.55, and the maximum number of shares of Company common stock issuable upon the exercise of such Warrant is increased to an amount that equals fifty percent (50%) of the principal amount of the Note in connection with which the Warrant was issued divided by $1.10.

5.             Upon surrender of any Note or Warrant to the Company, the Company will promptly exchange such Note or Warrant for a new Note or Warrant that incorporates the amendments set forth in Sections 3 and 4 hereof but that shall otherwise be identical to the original Note or Warrant.

6.             Buyers acknowledge that the Company plans to pursue a private placement (the “New Private Placement”) of convertible notes (the “New Notes”) in the aggregate amount of up to $15,000,000 in order to satisfy certain other indebtedness of the Company outstanding on the date hereof, and the Company agrees that it will grant to the Buyers a security interest to secure the Notes in any assets granted as security for the New Notes, and the Notes will be pari passu with the New Notes with respect to security and in right of payment in proportion to the relative principal amounts of the notes held by the holders of the New Notes and Notes.  In addition, Section 15(a) of each Note is hereby amended to provide that payments under the Note shall not senior to, and shall not preclude payments under, the New Notes so long as the form of New Notes is approved by the holders of a majority or more of the then-outstanding principal amount of the Notes.

7.             Except as specifically set forth in this Amendment, all of the terms and provisions of the Purchase Agreement and Notes shall continue to remain in full force and effect.  Capitalized terms appearing in this Amendment and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement or Notes.

8.             This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one document. This Amendment, together with the Purchase Agreement and Notes, contains the final, complete, and exclusive expression of the parties’ understanding and agreement concerning the matters contemplated herein and supersedes any prior or contemporaneous agreement of representation, oral or written, among them.  This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of New York without reference to principles of choice of law thereunder.

[signatures follow]

IN WITNESS WHEREOF, the parties have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Larry E. Buffington
Name: Larry E. Buffington
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, each Buyer below has caused its respective signature page to this Amendment to be duly executed as of the date first written above.

BUYERS:

Diamond Opportunity Fund, LLC

By:	/s/ Richard Marks
Name: Richard Marks
Title: Managing Director

IN WITNESS WHEREOF, each Buyer below has caused its respective signature page to this Amendment to be duly executed as of the date first written above.

BUYERS:

THE TAIL WIND FUND LTD.
By: TAIL WIND ADVISORY & MANAGEMENT LTD., as investment manager

By:	/s/ David Crook
Name: David Crook
Title: CEO

IN WITNESS WHEREOF, each Buyer below has caused its respective signature page to this Amendment to be duly executed as of the date first written above.

BUYERS:

Solomon Strategic Holdings, Inc.

By:	/s/ A P MacKellar
Name: A P MacKellar
Title: Director

IN WITNESS WHEREOF, each Buyer below has caused its respective signature page to this Amendment to be duly executed as of the date first written above.

BUYERS:

By:	/s/ Abdi Mahamedi
Name: Abdi Mahamedi
Title:

IN WITNESS WHEREOF, each Buyer below has caused its respective signature page to this Amendment to be duly executed as of the date first written above.

BUYERS:

By:	/s/ Edward Neugeboren
Name: Edward Neugeboren
Title:

EXHIBIT A

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)
Buyer	Address, Email and Facsimile Number	Aggregate Principal Amount of Notes	Number of Warrants**	Legal Representative’s Address and Facsimile Number

Fort Mason Master, LP	4 Embarcadero Center Suite 2050 San Francisco, CA 94111 Facsimile: 415-288-8113 Email: mjensen@fortmasoncapital.com klynch@fortmasoncapital.com	$2,817,300	1,280,591

Fort Mason Partners, LP	4 Embarcadero Center Suite 2050 San Francisco, CA 94111 Facsimile: 415-288-8113 Email: mjensen@fortmasoncapital.com klynch@fortmasoncapital.com	$182,700	83,046

The Tail Wind Fund Ltd.	The Tail Wind Fund Ltd. c/o Tail Wind Advisory and Management Ltd. Attn: David Crook 77 Long Acre London WC2E 9LB UK Facsimile: 44-207-420 3819 Email: dcrook@tailwindam.com	$1,250,000	568,182	Peter J. Weisman, P.C. 52 Venderbilt, 17th Floor New York, NY 10017 Facsimile: 212-317-8855

Solomon Strategic Holdings, Inc.	c/o A P MacKellar Greenlands The Red Gap Castletown Isle of Man IM9 1HB British Isles Facsimile: +44 (0) 1624 824191	$250,000	113,637	Peter J. Weisman, P.C. 52 Vanderbilt, 17th Floor New York, NY 10017 Facsimile: 212-317-8855

Whitebox Intermarket Partners, L.P.	3033 Excelsior Blvd. Suite 300 Minneapolis, MN 55416 Facsimile: (612) 253-6100	$2,000,000	909,091

CastleRigg Master Investments Ltd.	c/o Sandell Asset Management Corp. 40 W. 57th Street, 26th Floor New York, NY 10019 Facsimile: 212-603-5710	$2,000,000	909,091

Diamond Opportunity Fund, LLC	500 Skokie Blvd. Suite 300 Northbrook, IL 60062 Facsimile: 847-919-4410 Email: rmarks@diagrp.com	$350,000	159,091

Rockmore Investment Master Fund, Ltd.	c/o Rockmore Capital, LLC 150 East 58th Street, 28th Floor New York, NY 10155 Facsimile: 212-258-2315 Email: as@rockmorecapital.com	$1,000,000	454,546

Abdi Mahamedi	c/o Carlyle Development Group 2 Gannett Drive Suite 201 White Plains, NY 10604 Facsimile: 914-694-6789 Email: carlylegroup@aol.com	$500,000	227,273

BridgePointe Master Fund Ltd.	1125 Sanctuary Parkway Suite 275 Alpharetta, GA 30004 Facsimile: 770-777-5844 Email: BradHathorn@Roswell CapitalPartners.com	$2,000,000	909,091	P. Bradford Hathorn, Esq. 1125 Sanctuary Parkway Suite 275 Alpharetta, GA 30004

Iroquois Master Fund Ltd.	641 Lexington Ave., 26th Floor New York, NY 10022 Facsimile: 212-207-3452 Email: jsilverman@iefund.com	$500,000	227,273

Rodd Friedman	93 Hillspoint Road Westport, CT 06880 Facsimile: 203-663-1303 Email: roddf@optonline.net	$148,874	67,670

Myron Neugeboren	P.O. Box 1410 Lakeville, CT 06039 Facsimile: 860-435-2603 Email: neugeboren@sbcglobal.net	$28,904	13,139

Ricardo A. Salas	64 Ritz Cove Drive Monarch Beach, CA 92629 Facsimile: 949-315-3096	$330,990	150,451

Chang Ki Cho	Kangnam-Ku Gaepo-Dong 12-2 LG Gaepo Xi Apt # 101-901 Seoul, Korea 135-543 Facsimile: 82-2-749-0574	$436,174	198,261

Eric Brachfeld	890 West End Ave., #160 New York, NY 10025 Facsimile: 212-298-9933 Email: eric@indiven.com	$54,522	24,783

Edward Neugeboren	282 New Norwalk Road New Canaan, CT 06840 Email: edward@indigomcg.com	$20,095	9,135

Wynnefield Partners Small Cap Value, LP	450 Seventh Ave., Suite 509 New York, NY 10123 Facsimile: 212-760-0824	$420,000	190,910

Wynnefield Partners Small Cap Value, LP I	450 Seventh Avenue, Suite 509 New York, NY 10123 Facsimile: 212-760-0824	$550,000	250,000

Wynnefield Small Cap Value Offshore Fund, Ltd.	450 Seventh Avenue, Suite 509 New York, NY 10123 Facsimile: 212-760-0824	$530,000	240,910

Kenneth Lisiak	8 Haskell Road Andover, MA 01810 Facsimile: 978-475-7146	$167,861	76,301

Vestal Venture Capital	6471 Enclave Way Boca Raton, FL 33496 Facsimile: 561-912-9979	$366,935	166,789

Charles Jong Won Kim	1015 Calle Son Rosa Glendale, CA 91208	$225,806	102,640

Chunhyong (Charles) Myong	Hilltop Treasure 505 B Hannamdong 1-44, Yong San-Gu Seoul, Korea Facsimile: 822-317-5086	$169,355	76,980

**             Reflects the changes to the warrant amounts set forth in Section 4 of this Amendment No. 1.